EXHIBIT 99.1

[ATHEROGENICS, INC. LOGO]

FOR IMMEDIATE RELEASE

AtheroGenics Reports First Quarter 2007 Financial Results

ATLANTA, GA - April 26, 2007 - AtheroGenics, Inc. (Nasdaq: AGIX), a pharmaceutical company focused on the treatment of chronic inflammatory diseases, today reported financial results for the first quarter ended March 31, 2007.

During the first quarter of 2007, AtheroGenics recorded revenue of $11.5 million, compared to $4.2 million recorded for the same period in 2006. Revenue for 2007 reflects amortization totaling $6.3 million of the up-front $50 million non-refundable license fee received from AstraZeneca in February 2006 and $5.2 million for research and development services performed for AstraZeneca related to FOCUS (Follow up Of Clinical Outcomes: The Long-term AGI-1067 plus Usual Care Study), the follow-up clinical trial for patients who have completed ARISE.

Research and development expenses for the first quarter of 2007 increased 23 percent to $20.0 million, compared to $16.3 million for the same period in 2006. This quarter’s increase was principally due to expenses related to the FOCUS study, which was initiated in the third quarter of 2006, higher regulatory consulting fees, and additional clinical development personnel. These costs were partially offset by lower spending in the AGI-1067 clinical program, primarily due to the completion of the ARISE clinical trial.

Marketing, general and administrative expenses increased to $3.9 million in the first quarter of 2007 from $3.7 million in the first quarter of 2006. This increase was primarily due to higher stock-based compensation expenses and marketing personnel costs, which were largely offset by a decrease in consulting fees.

Interest income decreased to $1.9 million in the first quarter of 2007 from $2.2 million reported for the comparable period in 2006 due to reduced levels of invested cash.

Other expense recorded in last year’s first quarter of $3.5 million reflected non-cash costs attributable to the exchange of a portion of the Company’s 4.5 percent convertible notes for common stock in January 2006.

AtheroGenics reported a net loss of $12.7 million, or $0.32 per share, for the first quarter of 2007, as compared to $19.2 million, or $0.49 per share, for the same period in 2006.

At March 31, 2007, cash, cash equivalents and short-term investments totaled approximately $130 million.

Financial Guidance Update
AtheroGenics expects to provide financial guidance for the full year 2007 during the second quarter upon completion of its updated 2007 Operating Plan. The Company advised that cash use for the second quarter 2007 is expected to be in the range of $15-18 million. In addition, as a result of AstraZeneca’s April 2007 decision to terminate its collaboration with AtheroGenics, the Company expects to recognize in the second quarter, the remaining amount of deferred revenue associated with the upfront license fee.

“The first quarter was highlighted by the reporting of results from our ARISE Phase III clinical trial, which achieved predefined endpoints in important therapeutic areas, such as coronary artery disease and diabetes,” stated Russell M. Medford, M.D., Ph.D., President and Chief Executive Officer of AtheroGenics. “We believe these positive results support further development of AGI-1067 and we look forward to announcing our strategic plan in May.”

Webcast and Conference Call Information
AtheroGenics will be hosting a conference call and webcast today at 9:00 a.m. ET to discuss first quarter 2007 financial results and to provide a Company update. Participants may access the conference call by dialing 877-407-8031 (domestic) or 201-689-8031 (international). The call can also be accessed via the webcast on the Company’s website at http://www.atherogenics.com. A replay of the conference call will be available approximately one hour after its conclusion by dialing 877-660-6853 (domestic) or 201-612-7415 (international), account number 286 and conference ID number 237444. The call will be archived until May 3, 2007.

About AtheroGenics
AtheroGenics is focused on the discovery, development and commercialization of novel drugs for the treatment of chronic inflammatory diseases, including heart disease (atherosclerosis), rheumatoid arthritis and asthma. AtheroGenics’ lead compound, AGI-1067, has completed a Phase III clinical trial as an oral therapy for the treatment of atherosclerosis. AGI-1096 is a novel, oral agent in Phase I that is being developed for the prevention of organ transplant rejection in collaboration with Astellas. AtheroGenics also has preclinical programs in rheumatoid arthritis and asthma utilizing its proprietary vascular protectant® technology. For more information about AtheroGenics, please visit http://www.atherogenics.com.

Disclosure Regarding Forward-Looking Statements
This press release contains forward-looking statements that involve significant risks and uncertainties, including preliminary summary statements relating to the analysis of AtheroGenics’ ARISE study for AGI-1067 and preliminary summary statements relating to the potential efficacy and safety profile of AGI-1067. These and other statements contained in this press release that relate to events or developments that we expect or anticipate will occur in the future are deemed to be forward-looking statements, and can be identified by words such as “believes,” “intends,” “expects” and similar expressions. Such statements are subject to certain factors, risks and uncertainties that may cause actual results, events and performances to differ materially from those referred to in such statements. AtheroGenics cautions investors not to place undue reliance on the forward-looking statements contained in this release. Additional information relating to the safety, efficacy or tolerability of AGI-1067, may be discovered upon further analysis of trial data. In addition, our forward-looking statements are subject to a number of factors that could cause actual outcomes to differ materially from those expressed or implied in our forward-looking statements, including that the Food and Drug Administration might not allow us to conduct further studies of the efficacy of AGI-1067 for the same or new endpoints, and, to the extent approved, additional clinical trial work may take a significant period of time to complete or require significant additional resources to complete. There may be significant costs incurred by AtheroGenics as a result of AstraZeneca’s decision to terminate the AGI-1067 collaboration and license agreement. We cannot ensure that AGI-1067 will ever be approved or be proven safe and effective for use in humans. These and other risks are discussed in AtheroGenics’ Securities and Exchange Commission filings, including, but not limited to, the risks discussed in AtheroGenics’ Annual Report on Form 10-K for the fiscal year ended December 31, 2006. The risk factors regarding AtheroGenics that are included under the caption “Risk Factors” in AtheroGenics’ Annual Report on Form 10-K for the fiscal year ended December 31, 2006 are specifically incorporated by reference into this press release. We undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future events, or otherwise.

AtheroGenicis, Inc.	Media Inquiries	Investor Relations
Mark P. Colonnese	Jayme Maniatis	Lilian Stern
Chief Financial Officer	Schwartz Communication, Inc.	Stern Investor Relations, Inc.
678-336-2511	781-684-0770	212-362-1200
investor@atherogenics.com	atherogenics@schwartz-pr.com	lilian@sternir.com

AtheroGenics, Inc.
Statements of Operations
(Unaudited)

	Three months ended
	March 31,
	2007	2006
Revenues:
License fees	$6,250,000	$4,166,667
Research and development	5,211,252	—
Total revenues	11,461,252	4,166,667

Operating expenses:
Research and development	19,964,275	16,260,622
Marketing, general and administrative	3,945,503	3,707,333
Total operating expenses	23,909,778	19,967,955

Operating loss	(12,448,526)	(15,801,288)
Interest income	1,883,683	2,205,234
Interest expense	(2,087,781)	(2,107,517)
Other expense	—	(3,521,236)
Net loss	$(12,652,624)	$(19,224,807)

Net loss per share - basic and diluted	$(0.32)	$(0.49)
Weighted average shares outstanding -
basic and diluted	39,468,054	39,202,076

Balance Sheet Data
(Unaudited)

	March 31,	December 31,
	2007	2006

Cash, cash equivalents and short-term investments	$130,314,816	$151,810,939
Working capital	105,978,598	118,786,367
Total assets	157,473,993	178,339,664
Long-term obligations	286,000,000	286,000,000
Accumulated deficit	(374,649,870)	(361,997,246)
Total shareholders’ deficit	(164,035,204)	(153,987,649)